SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ALTERA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2004

2:00 p.m.

The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, May 11, 2004, at 2:00 p.m. local time, at Altera’s offices at 101 Innovation Drive, San Jose, California, for the following purposes:

1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

2. To approve an amendment to the 1996 Stock Option Plan to increase by 12,000,000 the number of shares of common stock reserved for issuance under the plan.

3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

5. To consider a stockholder proposal to expense stock option grants issued by the company.

6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 16, 2004 are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

You may mark your votes, date, sign, and return the proxy card or voting instruction form. If you have shares registered directly with our transfer agent, EquiServe Trust Company, you may choose to vote those shares via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/altr), or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at (877) 779-8683 (toll-free).

If your Altera shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the proxy statement for further details.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

San Jose, California

March 30, 2004

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

ALTERA CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on May 11, 2004, or at any adjournment(s), continuation(s), or postponement(s) of the meeting.

We use a number of abbreviations in this proxy statement. We refer to Altera Corporation as “Altera,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2003” means the 2003 fiscal year, which began on January 1, 2003 and ended on December 31, 2003. Our 2004 annual meeting of stockholders is simply referred to as “the annual meeting” or “the meeting.”

Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

These proxy solicitation materials were mailed on or about April 8, 2004 to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock at the close of business on March 16, 2004, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, we had 374,659,374 shares of common stock issued and outstanding.

How Your Proxy Will Be Voted

If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2, 3, and 4, and against Proposal 5. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone, or by mail, or (2) delivering instructions to us at 101 Innovation Drive, San Jose, California 95134 to the attention of Katherine E. Schuelke, Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective.

Voting

Tabulation; Quorum

Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, EquiServe Trust Company, tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition to such proposals. With respect to Proposal 1, which requires a plurality vote, and Proposals 2, 3, 4, and 5, which require the affirmative vote of a majority of the common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2, 3, 4, and 5.

Solicitation of Proxies

We will pay for the cost of this solicitation. We have retained the services of Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will pay Georgeson an additional fee for phone calls made on our behalf for the solicitation of negative votes on Proposal 5. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our board of directors is currently comprised of nine members, eight of whom have been nominated for re-election at the annual meeting. Ms. Deborah D. Reiman will be retiring from the board of directors effective at 9:00 a.m. on May 11, 2004. The board of directors has voted to reduce the number of directors from nine to eight effective at 9:00 a.m. on May 11, 2004.

The nominating and governance committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any of the eight nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) with Altera	Director Since
John P. Daane	40	Chairman of the Board, President, and Chief Executive Officer	2000
Robert W. Reed	57	Vice Chairman of the Board and Lead Independent Director	1994
Charles M. Clough	75	Director	1997
Robert J. Finocchio, Jr.	52	Director	2002
Kevin McGarity	58	Director	2004
Paul Newhagen	54	Director	1987
William E. Terry	70	Director	1994
Susan Wang	53	Director	2003

There is no family relationship between any of our directors or executive officers.

JOHN P. DAANE joined us as President and Chief Executive Officer in November 2000 and was elected as one of our directors in December 2000. He was elected Chairman of the board of directors in May 2003. Prior to joining us, Mr. Daane spent 15 years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group, with responsibility for ASIC technology development and the Computer, Consumer, and Communications divisions.

ROBERT W. REED has served as one of our directors since October 1994 and as our Vice Chairman of the Board since January 2001. In January 2003, he was elected lead independent director. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel’s Chief Financial Officer.

CHARLES M. CLOUGH has served as one of our directors since August 1997. In August 1997, Mr. Clough retired from his position as Chairman of the Board of Wyle Electronics, a distributor of semiconductor products and computer systems. From 1982 to 1997, Mr. Clough held various management positions at Wyle Electronics, including President, Chief Executive Officer, and Chairman. Wyle Electronics was one of our authorized distributors in the United States prior to its acquisition by Arrow Electronics, Inc. Prior to joining Wyle Electronics, Mr. Clough spent 27 years with Texas Instruments Inc., a semiconductor company, holding a number of management and executive positions relating to semiconductor operations, including the head of Bipolar operations, the European Semiconductor group and worldwide marketing. Mr. Clough also serves as a director of Fairchild Semiconductor.

ROBERT J. FINOCCHIO, JR. has served as one of our directors since January 2002 and has been a dean’s executive professor at Santa Clara University, Leavey School of Business, since September 2000. Prior to joining us, he served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio also serves as a director of Echelon Corporation, PalmSource, Inc., and Pinnacle Systems.

KEVIN MCGARITY has served as one of our directors since March 2004. From 1988 until 1999, he served as senior vice president of worldwide marketing and sales for Texas Instruments Inc., a diversified semiconductor company. From 1972 until 1988, Mr. McGarity held various sales and marketing roles within Texas Instruments including five years based in Europe. He has a Bachelor of Science degree in electrical engineering from Marquette University, and is currently a technology consultant to global companies in the semiconductor industry.

PAUL NEWHAGEN, one of our founders, has served as one of our directors since July 1987. In March 1998, Mr. Newhagen retired from his position as our Vice President, Administration, a position he had held since December 1994. From June 1993 to November 1994, he served as a consultant to us. From 1983 to 1993, Mr. Newhagen was our Chief Financial Officer and held various other management positions with us, including Vice President of Finance and Administration, and Secretary.

WILLIAM E. TERRY has served as one of our directors since August 1994. Mr. Terry is a former director and Executive Vice President of the Hewlett-Packard Company, a diversified electronics manufacturing company. In 36 years at Hewlett-Packard, he held a number of senior management positions, including general manager of Hewlett-Packard’s Data Products and Instrument Groups, and subsequently had overall responsibility for the Measurement Systems Sector. He retired from Hewlett-Packard in November 1993. Mr. Terry also serves as a director of Key Tronic Corporation.

SUSAN WANG has served as one of our directors since October 2003. From 1986 to 2002, Ms. Wang served as executive vice president and chief financial officer of Solectron Corporation, a worldwide provider of electronics manufacturing services. Prior to joining Solectron in 1984, she held financial and accounting management positions at Xerox and Westvaco Corporations. She started her career at PricewaterhouseCoopers and is a certified public accountant. Ms. Wang also serves as a director of Avanex, Calpine, and Nektar Therapeutics.

Vote Required and Board of Directors’ Recommendation

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Our board of directors recommends that the stockholders vote “FOR” the nominees listed above.

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and local communities in which we operate. Our corporate governance guidelines, together with our current committee charters, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

We have a code of business conduct and ethics which is applicable to our officers, directors, and employees and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Additionally, the audit committee has adopted a code of ethics for senior financial officers and certain other employees of the finance department. Both of these codes are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Board of Directors and Committees

Board Composition and Leadership

It is the policy of the board of directors that a significant majority of the directors be independent. Currently, eight of our nine directors meet the standards for independence as defined by current National Association of Securities Dealers (NASD) listing standards, with John Daane, our President and CEO, being the only director who is not “independent” as defined by current NASD listing standards. Ms. Deborah D. Rieman will be retiring from the board of directors effective at 9:00 a.m. on May 11, 2004, at which time the number of directors will be reduced from nine to eight. John Daane, our President and CEO, is chairman of the board of directors and Robert W. Reed is our vice chairman and lead independent director. The board of directors has standing audit, compensation, and nominating and governance committees, each of which has a charter that is available in the “Corporate Governance” section of our website at www.altera.com.

Board Meetings

The board of directors held six meetings during fiscal 2003. During fiscal 2003, no director attended fewer than 75% of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. Our independent directors hold executive sessions without management present at each meeting of the board of directors. We expect each of our directors to attend the annual meeting every year. All of our directors attended last year’s annual meeting.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with a particular board member, or the board as a whole, may send a written communication to our Corporate Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. The Secretary will forward such communication to the full board or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Committee Membership

Below is a summary of our committee structure and membership information.

Audit Committee

The current members of the audit committee are Robert W. Reed (Chairman), Robert J. Finocchio, and Susan Wang, each of whom is “independent” as defined by current NASD listing standards. In addition, the board of directors has determined that Mr. Reed and Ms. Wang each meet the criteria of an “audit committee financial expert” within the meaning of the SEC’s regulations. Messrs. Reed and Finocchio, together with Paul Newhagen, were members of the audit committee throughout fiscal 2003; Mr. Newhagen resigned from the audit committee in March 2004. Ms. Wang joined the audit committee in October 2003. The audit committee held nine meetings during fiscal 2003.

The purposes of the audit committee are to oversee (1) the integrity of reported financial results, (2) the quality and adequacy of disclosures, (3) the soundness of Altera’s accounting policies and internal controls, (4) Altera’s compliance with significant applicable financial, legal, and ethical requirements, (5) the independence and performance of Altera’s external auditors, and (6) communications among the external auditors, financial and senior management, and the board of directors. Additional information regarding the audit committee and its members is contained in the “Audit Committee Report” beginning on page 19 of this proxy statement.

Compensation Committee

The current members of the compensation committee are William E. Terry (Chairman) and Deborah D. Rieman, each of whom is “independent” as defined by current NASD listing standards. The compensation committee held five meetings during fiscal 2003.

The purposes of the compensation committee are (1) to evaluate and make recommendations to the board of directors regarding the compensation of the CEO, (2) to evaluate and establish the compensation of other executive officers, (3) to annually lead the board of directors in a discussion of the performance of the CEO, and (4) to evaluate and make recommendations to the board of directors regarding the compensation of directors. Additional information regarding the compensation committee and its members is contained in the “Compensation Committee Report on Executive Compensation” beginning on page 16 of this proxy statement.

Nominating and Governance Committee

The current members of the nominating and governance committee are Robert J. Finocchio (Chairman), Charles Clough, and William Terry, each of whom is “independent” as defined by current NASD listing standards. Paul Newhagen and Mr. Clough served as members of the nominating and governance committee throughout fiscal 2003, while Mr. Terry joined the nominating and governance committee in March 2003. In March 2004, Mr. Newhagen resigned from the nominating and governance committee and was replaced as chairman of the committee by Mr. Finocchio. The nominating and governance committee held two meetings in fiscal 2003.

The purposes of the nominating and governance committee are (1) to identify individuals qualified to become members of the board of directors and to nominate directors for election; (2) to lead the board of directors in its annual performance review; and (3) to review and make recommendations to the board of directors concerning corporate governance matters. Additional information regarding the nominating and governance committee and its members is contained in the “Nominating and Governance Committee Report” beginning on page 7 of this proxy statement.

Director Compensation

Currently, our non-employee directors receive $2,000 for each meeting of our board of directors or a committee attended in person, and $1,000 for each meeting attended by telephone. We reimburse non-employee members of the board of directors and its committees for expenses incurred by these members in attending such meetings. We pay our non-employee directors an annual retainer of $12,000, paid in advance on the date of the annual meeting of stockholders, but prorated for any partial year. The chairman of our audit committee receives an additional annual retainer of $3,000.

Each non-employee director is eligible to include the annual retainer and meeting fees, but not expense reimbursements, in our Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). We incur incidental expenses for administration of the Deferred Compensation Plan, and our tax benefit for payments to such directors is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from such plan. We do not pay any additional compensation or guarantee minimum returns to our directors as a result of their participation in the Deferred Compensation Plan.

Each non-employee director also receives options under our 1998 Director Stock Option Plan, referred to as the “1998 Director Plan,” under which 680,000 shares of common stock are reserved for issuance. The 1998 Director Plan provides for the grant of nonstatutory stock options to each of our non-employee directors. Such grants occur automatically upon commencement of service as a non-employee director (40,000 shares) and upon re-election as a non-employee director (10,000 shares). In May 2003, we granted options to purchase an aggregate of 60,000 shares of our common stock to directors upon their re-election as directors. Upon their election to our board of directors in October 2003 and March 2004 respectively, Ms. Wang and Mr. McGarity each received a grant to purchase 40,000 shares of our common stock. The exercise price for option grants to our directors is equal to the closing price of our common stock on the date of the grant. These option grants vest over a period of years according to the terms of the 1998 Director Plan.

Each non-employee director is also eligible to receive medical, dental, and vision insurance benefits at the same level generally available to our employees.

Mr. Daane does not receive any additional compensation for his services as a member of the board of directors.

Nominating and Governance Committee Report

The nominating and governance committee operates under a written charter, which was adopted by the board of directors and is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

As set forth in its charter, the purposes of the nominating and governance committee are (1) to identify individuals qualified to become members of the board of directors and to nominate directors for election; (2) to lead the board of directors in its annual performance review; and (3) to review and make recommendations to the board of directors concerning corporate governance matters.

Nomination of Directors

The nominating and governance committee nominates candidates for election to the board based on an evaluation of the candidates’ decision-making ability, business experience and expertise, technological background, personal integrity, reputation, ability and willingness of the candidate to devote the necessary time to board service on an ongoing basis, and independence as defined by NASD listing standards. In addition, the nominating and governance committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, customers, and the community in which the company operates. Accordingly, the nominating and governance committee actively seeks qualified candidates for nomination and election to the board of directors that reflect such diversity. The nominating and governance committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent the potential candidate from fulfilling the duties of a director. When the nominating and governance committee considers whether to nominate current members of the board of directors for reelection by the stockholders, it also considers each member’s contributions to the board of directors and the company, knowledge of the company and issues presented to the board of directors, preparation for meetings, and meeting attendance records.

The nominating and governance committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates. However, the nominating and governance committee has used such firms in the past and may engage a third party to provide such services in the future.

The nominating and governance committee will consider prospective nominees for election to the board of directors that are proposed by stockholders based on the same criteria it uses for all director candidates. Any stockholder who wants to recommend a prospective nominee for consideration should submit the following information to the nominating and governance committee in care of our Corporate Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134, within the timeframe described below under the caption “STOCKHOLDER PROPOSALS”:

•	Biographical information about the candidate and a statement about his or her qualifications;

•	Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s (“SEC”) proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each and the length of ownership; and

•	Any affiliation of the candidate with the stockholder(s) recommending the candidate.

Corporate Governance

Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and the local communities in which we operate. Our corporate governance guidelines, together with our current committee charters, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NASD and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Seven of our eight board members are independent of us and our management;

•	The independent directors meet regularly without the presence of management;

•	All members of the audit committee, compensation committee and nominating and governance committee are independent directors;

•	The board of directors has elected a lead independent director and vice chairman who is an independent director;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a code of business conduct and ethics that applies to all of our directors, officers, and employees;

•	We have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, all other officers in the finance department as well as certain other employees of the finance department; and

•	We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

Robert J. Finocchio, Chairman

Charles Clough, Member

William Terry, Member

NOMINATING AND GOVERNANCE COMMITTEE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the shares of common stock beneficially owned by (i) persons known by us to beneficially own greater than 5% of our outstanding stock, (ii) each of our directors, (iii) our Chief Executive Officer and the four other most highly paid executive officers, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date. All percentage figures in the following table are calculated based on the number of shares of common stock outstanding as of the record date.

	Shares of Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class(2)
Greater Than Five-Percent Stockholders:
Capital Research and Management Company(3)	30,949,600	8.26%
Wellington Management Company, LLP(4)	20,037,120	5.35%
Directors and Executive Officers:
John P. Daane(5)	1,742,524	*
Robert W. Reed(6)	80,833	*
Charles M. Clough(7)	91,207	*
Robert J. Finocchio, Jr.(8)	33,333	*
Kevin McGarity(9)	0	*
Paul Newhagen(10)	2,422,222	*
Deborah D. Rieman(11)	271,496	*
William E. Terry(12)	587,667	*
Susan Wang(13)	0	*
Denis M. Berlan(14)	2,242,913	*
Erik R. Cleage(15)	1,178,212	*
Jordan S. Plofsky(16)	456,677	*
Nathan M. Sarkisian(17)	966,015	*
All directors and executive officers as a group (17 persons)(18)	11,233,081	3.0%

*	Less than 1%.
(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each of the beneficial owners listed in this table is 101 Innovation Drive, San Jose, California 95134.
(2)

Applicable percentage of ownership is based on 374,659,374 shares of common stock outstanding as of the record date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3)	Based on a filing with the Securities and Exchange Commission on February 13, 2004, indicating beneficial ownership as of December 31, 2003. Capital Research and Management Company beneficially owned these shares as a result of acting as investment advisor to various investment companies. The address for Capital Research and Management is 333 South Hope Street, Los Angeles, California 90071.
(4)	Based on a filing with the Securities and Exchange Commission on February 12, 2004, indicating beneficial ownership as of December 31, 2003. Wellington Management Company, LLP, in its capacity as investment advisor, is deemed to have beneficial ownership of 20,037,120 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 13,708,500 shares and no voting authority over 6,328,620 shares. Wellington Management is a registered investment advisor under the Investment Advisers Act of 1940, as amended. The address for Wellington Management is 75 State Street, Boston, Massachusetts 02109.
(5)	Includes 1,458,333 shares that Mr. Daane has a right to acquire within 60 days of the record date through exercise of options.
(6)	Represents 80,833 shares that Mr. Reed has the right to acquire within 60 days of the record date through exercise of options.
(7)	Includes 79,167 shares that Mr. Clough has the right to acquire within 60 days of the record date through exercise of options.
(8)	Includes 23,333 shares that Mr. Finocchio has the right to acquire within 60 days of the record date through exercise of options.
(9)	None of Mr. McGarity’s stock option shares will be exercisable within 60 days of the record date.
(10)	Includes 189,167 shares that Mr. Newhagen has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 and 400 shares held by Mr. Newhagen’s spouse and daughter, respectively.
(11)	Represents 271,496 shares that Dr. Rieman has the right to acquire within 60 days of the record date through exercise of options.
(12)	Includes 571,667 shares that Mr. Terry has the right to acquire within 60 days of the record date through exercise of options.
(13)	None of Ms. Wang’s stock option shares will be exercisable within 60 days of the record date.
(14)	Includes 1,888,875 shares that Mr. Berlan has the right to acquire within 60 days of the record date through exercise of options. Also includes 3,328 shares held by each of Mr. Berlan’s two sons, respectively.
(15)	Includes 899,792 shares that Mr. Cleage has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 shares held by Mr. Cleage’s spouse.
(16)	Includes 442,500 shares that Mr. Plofsky has the right to acquire within 60 days of the record date through exercise of options.
(17)	Includes 957,366 shares that Mr. Sarkisian has the right to acquire within 60 days of the record date through exercise of options.
(18)	Includes shares in the aggregate that executive officers and directors have the right to acquire within 60 days of the record date through exercise of options.

Executive Compensation

Summary of Officer Compensation

The following table summarizes the total compensation of our named executive officers, or NEOs, who are the Chief Executive Officer and our four other most highly compensated executive officers in fiscal 2003. The following table also summarizes the total compensation earned by each NEO for our two previous fiscal years.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation				Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation($)(1)
		Salary($)		Bonus($)
John P. Daane	2003	700,027		1,100,000	(2)	—		—	960
President and Chief Executive Officer	2002 2001	650,025 614,815	(3)	18,525 450,000	(4)	— —		500,000 500,000	960 702

Denis M. Berlan	2003	501,019		260,000		—		—	960
Executive Vice President and Chief Operating Officer	2002 2001	503,481 472,935	(3)	11,650 —		— —		250,000 250,000	960 1,794

Nathan M. Sarkisian	2003	398,367		155,000		—		—	768
Senior Vice President and Chief Financial Officer	2002 2001	393,602 367,694	(3)	6,640 —		— —		200,000 220,000	768 780

Erik R. Cleage	2003	392,323		156,800		—		—	768
Senior Vice President, Marketing	2002 2001	284,627 363,117	(3)	6,640 —		— —		150,000 150,000	768 780

Jordan S. Plofsky	2003	354,030		155,000		—		—	672
Senior Vice President, Applications Business Group	2002 2001	350,013 299,418	(3)	6,060 250,000	(5)	— 282,490	(6)	200,000 620,000	672 670

(1)	Represents company-paid life insurance premiums.
(2)	Represents a $650,000 retention bonus that we agreed to pay Mr. Daane provided he was still employed by us on February 15, 2003, as well as a $450,000 bonus for fiscal 2003 that was paid in February 2004.
(3)	On June 16, 2001, all executive officers of the company agreed to a voluntary reduction in salary of 10% for the remainder of 2001.
(4)	Represents a hire-on bonus that we agreed to pay Mr. Daane when he started his employment in November 2000 and that was paid to him in February 2001.
(5)	Represents a hire-on bonus that we agreed to pay Mr. Plofsky when he started his employment in February 2001 and that was paid to him in April 2001.
(6)	Represents the dollar value (less the par value per share paid by Mr. Plofsky) of the restricted stock award determined by multiplying the closing market price of our common stock on the grant date by the number of shares granted (10,000 shares at $28.25 per share). At December 31, 2003, Mr. Plofsky held 5,000 unvested shares of restricted stock having a value of $113,245 based upon a closing price of $22.65 per share (less the par value per share paid by Mr. Plofsky) of our common stock as reported on the Nasdaq National Market on December 31, 2003. Dividends, if any, are paid on all restricted stock to the same extent as any other shares of our common stock.

The foregoing compensation table does not include certain fringe benefits generally made available on a non-discriminatory basis to all of our U.S. employees such as group health insurance, dental insurance, and long-term disability insurance. We consider such benefits to be ordinary and incidental business costs and expenses.

We also did not include in the table the aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) 10% of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be. See the “Compensation Committee Report on Executive Compensation” beginning on page 16 of this proxy statement for further information on the compensation and benefits provided to our CEO and other executive officers.

Options Granted During Fiscal 2003

Our NEOs did not receive stock option grants in fiscal 2003 but instead received a grant on January 5, 2004. Going forward, we expect any annual stock option grant to NEOs to occur after the end of the fiscal year. Our NEOs received the following stock option grants on January 5, 2004: John P. Daane, 500,000 shares; Denis M. Berlan, 250,000 shares; Nathan M. Sarkisian, 200,000 shares; Erik R. Cleage, 175,000 shares; and Jordan S. Plofsky, 200,000 shares.

Option Exercises and Fiscal 2003 Year-End Values

Of our NEOs, only Denis M. Berlan and Nathan M. Sarkisian exercised stock options during fiscal 2003. The following table provides information regarding the number of securities underlying unexercised options and the value of unexercised options held by each of our NEOs at the end of fiscal 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Daane	—	—	1,281,250	1,218,750	1,091,250	3,348,750
Denis M. Berlan	105,000	1,814,319	1,792,833	614,167	23,553,632	1,674,375
Nathan M. Sarkisian	225,000	3,279,692	866,533	546,667	8,415,337	1,342,500
Erik R. Cleage	—	—	814,167	439,167	7,025,202	1,004,625
Jordan S. Plofsky	—	—	365,416	454,584	441,312	1,337,688

(1)	Amounts reflecting gains on outstanding stock options are based on the price of $22.64 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on January 2, 2004.

Option Program

Our stock option program is a broad-based, long-term retention program intended to attract, motivate, and retain talented employees as well as align stockholder and employee interests. We currently grant stock options under two plans: the 1996 Stock Option Plan, which provides for the periodic issuance of stock options to our employees, and the 1998 Director Stock Option Plan, which provides for the periodic issuance of stock options to members of our board of directors who are not employees. The majority of the options granted under these plans generally vest over four years. All options have a maximum term of ten years.

We monitor dilution related to our option program by comparing net option grants in a given year to the number of shares outstanding. The dilution percentage is calculated as the new option grants for the year, net of options forfeited by employees leaving the company, divided by the total outstanding shares at the beginning of the year. The option grant dilution percentage was negative in fiscal year 2003, 2.4% in fiscal year 2002, and 2.3% in fiscal year 2001. The negative dilution percentage in fiscal 2003 resulted from the 6.6 million shares of options cancelled on July 4, 2003 associated with our stock option exchange program under which employees exchanged underwater options for a lesser number of new options issued six months and one day after the original options were cancelled. Neither NEOs nor members of Altera’s board of directors were permitted to participate in the option exchange program. We granted approximately 4.3 million new shares on January 5, 2004 pursuant to the option exchange program. We also have a share repurchase program where we regularly repurchase shares from the open market to offset dilution related to our option program. Please see page 23 for more detail.

For 2003, options granted to our NEOs amounted to 0% of the approximately 3.0 million total options granted. Our executive officers, including our NEOs, did not receive a stock option grant in fiscal 2003 but instead received a grant on January 5, 2004. For additional information regarding options granted to our NEOs in 2002 and 2001, please see the Summary Compensation Table on page 11.

The following table provides information regarding the distribution and dilutive effect of options granted.

DISTRIBUTION AND DILUTIVE EFFECT OF OPTION GRANTS

	Years Ended December 31,
	2003	2002	2001
Net grants during the period as percentage of outstanding shares	N/A (1)	2.4%	2.3%
Grants to NEOs during the period as percentage of total options granted(2)	0%	14.0%	13.1%
Grants to NEOs during the period as percentage of outstanding shares	0%	0.5%	0.4%
Cumulative options held by NEOs as percentage of total options outstanding	16.39%	13.4%	11.3%

(1)	Dilution percentage calculation is negative and therefore does not provide a meaningful comparison with prior periods.
(2)	Percentages include new-hire option grants to Mr. Plofsky and George Papa (an NEO in 2002, but not 2003) in 2001 and 2002, respectively.

The following table provides information regarding outstanding in-the-money and out-of-the-money options and related weighted average exercise prices as of January 2, 2004.

IN-THE-MONEY AND OUT-OF-THE-MONEY OPTIONS

	Exercisable		Unexercisable		Total
(In thousands, except price per share amounts)	Shares	Price	Shares	Price	Shares	Price
In-the-Money	24,455	$10.62	14,814	$17.04	39,269	$13.04
Out-of-the-Money	6,695	25.91	5,245	27.54	11,940	26.63

Total Options Outstanding	31,150	$13.90	20,059	$19.79	51,209	$16.21

In-the-money options are options with an exercise price (the amount of money the employee would have to pay to exercise the options) that is less than $22.64 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on January 2, 2004. Options are considered to be out-of-the-money if the exercise price is greater than the market price. We include in-the-money options in computing diluted income per share. Out-of-the-money stock options are excluded in this calculation, as their effect is anti-dilutive.

Equity Compensation Plan Information

The following table provides information as of January 2, 2004 regarding equity compensation plans approved and not approved by our security holders:

EQUITY COMPENSATION PLAN INFORMATION

(In thousands, except price per share amounts) Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	51,038		$16.25	21,534	(1)
Equity Compensation Plans Not Approved by Security Holders	45	(2)	6.45	—

Total	51,083	(3)	$16.24	21,534

(1)	Consists of 18,686,317 shares available for future issuance under our 1996 Stock Option Plan, 246,667 shares available for future issuance under our 1998 Director Stock Option Plan, and 2,600,853 shares available for future issuance under our 1987 Employee Stock Purchase Plan.
(2)	Represents options to purchase 45,000 shares granted to Paul Newhagen in May 1998 upon his transition from an employee director to a non-employee director. All shares underlying the options are fully vested.
(3)	Does not include information for options assumed in connection with mergers and acquisitions. As of January 2, 2004, a total of 126,810 shares of our common stock with a weighted-average exercise price of $4.19 were issuable upon exercise of such outstanding options.

Employment Contracts and Change of Control Arrangements

In connection with our employment of John P. Daane as our President and Chief Executive Officer and as an inducement essential to Mr. Daane’s accepting employment with us and in recognition of the best interests of our stockholders, which we believe is served by the continuing employment of key management personnel, we entered into a severance agreement and a change in control severance agreement with Mr. Daane. Under the severance agreement, Mr. Daane is entitled to receive payment equivalent to two year’s of his then current salary and one year of accelerated vesting of his stock options and restricted stock. The severance payments are payable only if we terminate Mr. Daane for reasons other than his death or for cause, as defined in the agreement. Mr. Daane is not eligible for severance payments if he is eligible to receive benefits under the change in control agreement. Mr. Daane is not entitled to receive severance payments if he voluntarily terminates his employment for any reason. As a condition to receiving the severance payments, Mr. Daane must execute a release, releasing and waiving any claims he may have against us. The severance agreement will expire on November 30, 2005, unless the board of directors extends it in its sole discretion.

Under the change in control agreement, Mr. Daane is entitled to receive severance compensation if within 24 months following a change in control one or more of the following events, referred to as “triggering events,” occur:

•	Mr. Daane is terminated within 24 months of a change in control for reasons other than death or for cause (as defined in the agreement);

•	Mr. Daane is reassigned to a position other than CEO and he terminates his employment within 90 days of such reassignment; or

•	we move our headquarters more than 60 miles from its present location and he terminates his employment within 90 days of such move.

A change in control is generally defined as the acquisition, directly or indirectly, of 50% or more of either (1) the total combined voting power of our outstanding common stock or (2) the total fair market value of our common stock. Upon the occurrence of a triggering event, Mr. Daane is entitled to receive the following compensation:

•	24 months of his then current base salary;

•	a bonus equivalent to two times his target bonus, if any, for the fiscal year in which the change in control occurs; and

•	accelerated vesting of all options and restricted stock granted or issued at least six months prior to the change in control.

The change in control agreement will terminate November 30, 2005, unless earlier terminated as a result of a change in control.

In November 2000, the board of directors also approved the sale of 300,000 shares of our common stock to Mr. Daane at a purchase price equal to the par value per share. Subject to Mr. Daane’s continued employment with us, the restrictions on 33.33% of the shares lapsed annually over three years. As of the record date, the restrictions on all 300,000 shares had lapsed. The sale of the common stock to Mr. Daane was made to compensate him for stock options that he forfeited upon termination of his prior employment and as an incentive for continued service and achievements in the future.

In July 2001, we agreed to pay Mr. Daane a retention bonus of $650,000 on February 15, 2003 if at least one of the following conditions was met: (1) Mr. Daane was employed by us on February 15, 2003, or (2) we terminated his employment other than for cause prior to that date. The first condition having been met, we paid Mr. Daane the $650,000 retention bonus in March 2003. We do not anticipate that Mr. Daane will be granted any additional retention bonuses in the future.

In February 2001, the stock option plan committee of the board of directors approved a grant of 10,000 shares of our restricted common stock to Jordan S. Plofsky, our current Senior Vice President, Applications Business Groups. In March 2001, Mr. Plofsky purchased the 10,000 shares at the par value per share. Until the shares of common stock become vested, (1) Mr. Plofsky may not transfer such shares, and (2) upon termination of Mr. Plofsky’s employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Plofsky’s continued employment with us, the restrictions on 25% of the shares will lapse annually over four years. As of the record date, the restrictions on 7,500 shares had lapsed. The restricted stock grant to Mr. Plofsky was made to compensate him for stock options that he forfeited upon termination of his prior employment and were scheduled to vest in a short term.

In February 2002, the stock option plan committee of the board of directors approved a grant of 50,000 shares of our restricted common stock to George Papa, our current Senior Vice President, Worldwide Sales. In July 2002, Mr. Papa purchased the 50,000 shares at the par value per share. Until the shares of common stock become vested, (1) Mr. Papa may not transfer such shares, and (2) upon termination of Mr. Papa’s employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Papa’s continued employment with us, the restrictions on 25% of the shares will lapse annually over four years. As of the record date, the restrictions on 25,000 shares had lapsed. The restricted stock grant to Mr. Papa was made to compensate him for stock options that he forfeited upon termination of his prior employment and were scheduled to vest in a short term.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are William E. Terry (Chairman) and Deborah D. Rieman, each of whom is “independent” as defined by current NASD listing standards. Neither Mr. Terry nor

Ms. Rieman was at any time during fiscal 2003 or at any other time an officer or employee of Altera. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report on Executive Compensation

The compensation committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408)544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations. As set forth in its charter, the primary responsibilities of the compensation committee are (1) to evaluate and make recommendations to the board regarding the compensation of our Chief Executive Officer, (2) to evaluate and establish the compensation of other executive officers, (3) to annually lead the board in a discussion of the performance of the CEO, and (4) to evaluate and make recommendations to the board regarding the compensation of members of the board. Additionally, the compensation committee, in consultation with the CEO, may also review and establish general compensation policies and programs for employees other than the CEO and other executive officers.

Executive Compensation Philosophy and Objectives

The primary objectives of our executive compensation policies are to:

•	attract, motivate, and retain highly qualified executives;

•	align management and stockholder interests by tying cash compensation and long-term equity incentive programs to financial performance, including increased returns to stockholders; and

•	reward executives based upon our financial performance at levels competitive with peer companies.

The compensation committee seeks to maintain executives’ aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with peer companies in the semiconductor industry that approximate our size in terms of employees, revenue, and capitalization. Many of these companies are included in the S&P 500 Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent outside of those companies included in the S&P 500 Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executives.

In developing our compensation programs and policies, the compensation committee utilizes information obtained from surveys such as the Radford Executive Compensation Survey, proxy statements, and information gathered directly from certain of the companies that comprise our peer group. The compensation committee also has the authority to engage the services of outside compensation consultants and other advisers; in 2003, the compensation committee chose not to retain such outside advisers.

Components of Compensation

Cash Compensation

Cash compensation for our executive officers consists of a fixed base salary and an annual bonus, which is based on our financial performance and the individual executive’s performance against strategic goals established by management and the board of directors at the beginning of the fiscal year. In order to implement our philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the compensation committee has designed the bonus plan to significantly affect the total compensation of our executives depending on our success in meeting annual financial and strategic goals. The compensation committee intends that the goals be aggressive, emphasizing strong revenue growth and consistent net income.

Long-Term Equity Compensation

Long-term equity incentives, including stock options and stock purchase rights granted pursuant to our stock option and stock purchase plans, directly align the economic interests of our executive officers and other employees with those of our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with us for a fixed period of time in order for the options to vest fully. Options are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to us.

Other Benefits

All of our employees in director-level and above positions are eligible to defer a portion of their salary and bonus into our Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). As of the record date, there were 129 eligible participants in the plan. We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant’s compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from the plan. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

Our executive officers are also eligible for other benefits that generally are similar to those available to our employees, including medical and post-retirement medical benefits, life and accident insurance, and a 401(k) plan matching contribution. They are also eligible for an annual physical exam. We do not provide any other perquisites to our executive officers that are not made available to other employees.

CEO Compensation

Mr. Daane is our Chairman of the board, CEO and President. In determining Mr. Daane’s compensation, the compensation committee reviewed comparative financial and pay data of the peer companies described above. Based upon this review, the compensation committee determined that Mr. Daane’s base salary was in line with that of chief executive officers at peer companies and, in December 2003, the compensation committee recommended to the board of directors that Mr. Daane’s salary not be changed for fiscal 2004. In January 2004, the compensation committee recommended to the board of directors and the board of directors approved the payment to Mr. Daane of a bonus of $450,000 for fiscal year 2003. The amount of the bonus was based on our revenue growth over the prior year and our income as a percentage of revenue, and also took into account Mr. Daane’s achievement of other strategic and operational goals, which were established prior to the beginning of the 2003 fiscal year.

We grant stock options to the CEO based primarily on the compensation committee’s evaluation of the CEO’s ability to influence our long-term growth and profitability. The board of director’s determination of the size of the option grant is made in its discretion based principally on the compensation committee’s estimation of the equity incentive value of the CEO’s unvested option position. In December 2003, the compensation committee recommended to the board of directors and the board of directors approved the grant to Mr. Daane of an option to purchase 500,000 shares of our common stock. The effective date of the grant was January 5, 2004, which was the grant date for options granted to all executives and other employees who are subject to an annual performance review conducted at the end of the 2003 fiscal year.

Other Executive Officers

The compensation committee follows the executive compensation philosophy and objectives described above in determining compensation for other executive officers. The CEO recommends to the compensation committee base salaries for executive officers that are comparable to the salaries of persons holding similar positions at peer companies. In setting executive officer salaries, the CEO and the compensation committee also consider factors such as our performance relative to peer companies and the individual officer’s past performance and future potential.

Cash bonuses were paid to executive officers for fiscal 2003 in accordance with the executive officer bonus plan, which is based on our revenue growth over the prior year and our income as a percentage of revenue, and also takes into account the individual executive’s achievement of other strategic and operational goals, which are established prior to the beginning of the fiscal year.

As with the CEO, the size of the stock option grant to each executive officer is determined by the compensation committee’s evaluation of that officer’s ability to influence our long-term growth and profitability. In addition, the compensation committee considers the incentive effect of additional option grants given the stock options then held by such executive officers and the amount of those options that are not yet vested.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to any of the four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. We designed our 1987 Employee Stock Purchase Plan and our 1996 Stock Option Plan as performance-based plans and, therefore, compensation realized in connection with exercises of options granted under these plans is exempt under the statute and is fully deductible on our federal income tax returns To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

William E. Terry, Chairman

Deborah D. Rieman, Member

COMPENSATION COMMITTEE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with.

Company Performance

The following graph shows a comparison, since December 31, 1998, of cumulative total return for Altera, Standard & Poor’s 500 Index, and Standard & Poor’s 500 Semiconductor Index.

COMPARISON OF CUMULATIVE TOTAL RETURN*

ALTERA CORPORATION, S&P 500 INDEX, AND

S&P 500 SEMICONDUCTOR INDEX

Assumes $100 invested on December 31, 1998 in our common stock, Standard & Poor’s 500 Index, and Standard & Poor’s 500 Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.

*	Total return assumes reinvestment of dividends for Standard & Poor’s 500 Index and Standard & Poor’s 500 Semiconductor Index. We have never paid dividends on our common stock.

Audit Committee Report

The following is a report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2003.

The audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out those responsibilities;

•	the external auditors’ accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to monitor the independence of the external auditors.

As more fully described in its charter, the purpose of the audit committee is to oversee (1) the integrity of reported financial results, (2) the quality and adequacy of disclosures, (3) the soundness of our accounting policies and internal controls, (4) our compliance with significant applicable financial, legal, and ethical requirements, (5) the independence and performance of our external auditors, and (6) communications among the external auditors, financial and senior management, and the board of directors. Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP, our external auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the external auditors. The audit committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the external auditors on the basis of the information it receives, discussions with management and the external auditors, and the experience of the audit committee’s members in business, financial, and accounting matters.

The audit committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our external auditors included in their report on our financial statements. The audit committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the external auditors do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that our external auditors are in fact “independent.”

Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditors may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditors. The audit committee formally reviews the performance of the audit firm on an annual basis in order to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls.

Audit Fees Pre-Approval Policy

The audit committee has adopted a formal policy that requires the audit committee to approve, in advance, all audit, audit related, and permissible non-audit services performed by the external auditors. At the beginning of each fiscal year, management and the external auditors present to the audit committee for approval the services that are proposed to be performed by the external auditors during the coming year together with an estimate of the amount of fees to be billed for such services. At any time, the Chairman of the audit committee, or any other member of the audit committee in the Chairman’s absence, may approve additional services and/or an increase in the amount of fees to be incurred by the Company for services to be performed by the external auditors.

Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-party transactions as such term is defined by the SEC and NASD.

Review with Management

The audit committee has reviewed and discussed our audited financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Review and Discussions with Independent Accountants

During 2003, the audit committee held meetings with management and the external auditors to discuss the overall scope and plans for the audit. The audit committee also met with our external auditors, with and without management present, to discuss the results of its independent audit and its evaluations of our internal controls. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003 and held discussions with management and PricewaterhouseCoopers LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 89 (Audit Adjustments), and SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of our financial statements and other matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP its independence from us. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers LLP maintaining its independence from us.

Conclusion

Based on the review and discussions with management and our external auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Robert W. Reed, Chairman

Robert J. Finocchio, Member

Susan Wang, Member

AUDIT COMMITTEE

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit Fees

The audit committee pre-approves and reviews audit and permissible non-audit services to be performed by Altera’s independent auditors including fees charged by PricewaterhouseCoopers for such services. The audit committee has determined that the provision of the services described below is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services for fiscal years 2003 and 2002:

Description of Services	2003		2002
Audit Fees(1)	$650,000		$520,000
Audit-Related Fees(2)	$147,000		$32,000
Tax Fees(3)	$812,000		$560,000
All Other Fees	$0		$0

Total	$1,609,000	(4)	$1,112,000

(1)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our 2003 annual financial statements, the review of the financial statements included in our quarterly reports during such period, and assistance with and review of documents provided in connection with statutory or regulatory filings.
(2)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of financial statements required by the Advanced Pricing Agreement that we have with the Internal Revenue Service, and consultations concerning financial accounting and reporting standards.
(3)	Represents the aggregate fees billed or to be billed for professional services rendered for tax return compliance and examination services, expatriate tax compliance services, and includes worldwide tax planning and consulting services of $238,000 for 2003 and $252,000 for 2002.
(4)	Includes approximately $208,000 of fees incurred in 2002 but paid in 2003 prior to the requirement that the audit committee pre-approve and review audit and permissible non-audit services.

Certain Relationships and Related Transactions

We have entered into various compensation arrangements with some of our executive officers, which are discussed under “Employment Contracts and Change of Control Arrangements” on page 14.

PROPOSAL TWO—APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1996 Stock Option Plan, referred to as the “1996 Plan,” to increase by 12,000,000 the number of shares reserved for issuance to a total of 86,000,000.

Summary

The 1996 Plan was adopted by our board of directors in March 1996 and approved by our stockholders in May 1996. The 1996 Plan as adopted had 2,000,000 shares of common stock reserved for issuance. Through the years the stockholders have approved several amendments to the 1996 Plan, which have increased the number of shares reserved for issuance to a current total of 74,000,000.

In October 2000, our board of directors approved a proposal for restricting repricing of stock options granted under the 1987 Stock Option Plan, the 1996 Plan, and the 1998 Director Plan. Effective October 2000, we cannot, without the approval of a majority of our stockholders, amend any granted option to reduce the exercise price of the granted option or cancel any granted option in exchange for another option with a lower exercise price. These restrictions, however, do not apply where the amendment or cancellation of the granted option is necessary or appropriate to preserve the aggregate spread on the granted option following a stock dividend, merger, spin-off, or other corporate change.

As of the record date, options to purchase an aggregate of 63,184,576 shares were outstanding and options to purchase 5,954,929 shares were available for future grant. In addition, 9,661,453 shares had been issued pursuant to the exercise of stock options granted under the 1996 Plan. The 1996 Plan authorizes the board of directors or a committee of the board to grant stock options to eligible employees of Altera. The 1996 Plan is structured to allow the board of directors broad discretion in creating equity incentives in order to assist us in attracting, retaining, and motivating the best available personnel for the successful conduct of our business. The board of directors believes that the remaining shares available for grant under the 1996 Plan are not sufficient to accomplish these purposes. Specifically, the board of directors believes that an increase in the number of shares reserved for issuance under the 1996 Plan is necessary to attract and hire new employees, to motivate and retain existing employees, and to ensure that a sufficient number of shares are available for options assumed or granted in connection with acquisitions we may undertake.

In January 2004, the board of directors approved an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 12,000,000, thereby increasing the total number of shares issuable under the 1996 Plan from 74,000,000 to 86,000,000.

Under our stock repurchase program, the board of directors has authorized management to purchase up to 78,000,000 shares of common stock in the open market from time to time. In July 1996, our board of directors approved our stock repurchase program, which initially authorized us to repurchase up to 2,000,000 shares of our common stock. Since June 1998, our board of directors has authorized several increases in the number of shares that we were authorized to repurchase, the most recent of which was an increase in January 2004 from 68,000,000 to 78,000,000 shares. Our goal is to use our stock repurchases under this program to offset the potential share dilution from stock options granted under the 1996 Plan and the 1987 Stock Option Plan and from shares purchased under the 1987 Employee Stock Purchase Plan. Between the years of 1996 and 2003, we repurchased an aggregate of 58,485,000 shares, substantially offsetting the potential share dilution from the activity in those years relating to the 1996 Plan, the 1987 Stock Option Plan, and the 1987 Employee Stock Purchase Plan. Consequently, we may repurchase a total of 19,515,000 shares in the future under our stock repurchase program as currently approved by our board of directors.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1996 Plan. To provide incentives to eligible employees and to align their interests directly with those of the stockholders, our board of directors has unanimously approved the proposed amendment and recommends that stockholders vote “FOR” such amendment.

Essential Features of the 1996 Plan

General

The 1996 Plan permits stock option grants to our employees, or any employees of a parent or subsidiary of Altera. Our board of directors or a committee of the board has the discretion to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” or nonstatutory stock options. We do not currently have plans to grant incentive stock options under the 1996 Plan.

The 1996 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

Purposes

The purposes of the 1996 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, to promote the success of our business, and to clearly align the interests of eligible employees directly with those of the stockholders.

Administration

The 1996 Plan may be administered by our board of directors or by a committee designated by the board of directors. Once appointed, the committee members shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1996 Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants. The board of directors will administer the 1996 Plan, subject (1) to the authority delegated to the stock option plan committee to grant stock options to employees other than executive officers and directors, and (2) to the authority delegated to our compensation committee to grant stock options to our executive officers (other than our Chief Executive Officer and President), directors, and 10% stockholders, as each such term is defined under Section 16 of the Exchange Act. Each year, the compensation committee approves a budget for the total number of stock options that may be granted by the stock option committee under the 1996 Plan. At each board of directors meeting, the stock option committee reports on the total number of options that have been granted under the 1996 Plan in comparison to the budget that was approved for the current fiscal year. The compensation committee must approve any increase in the stock option budget. Currently, the stock option plan committee consists of John P. Daane, and the compensation committee consists of William E. Terry and Deborah D. Rieman. Except for the compensation described in “Proposal One—Election of Directors,” members of the board of directors and the committees will receive no additional compensation for administering the 1996 Plan. Copies of the 1996 Plan are available free of charge upon request at our principal executive offices.

Eligibility

The 1996 Plan provides for the grant of stock options to employees, including employees who serve as both our officers and directors, and our employees of any parent or subsidiary of Altera whom the board of directors or the committees determine are eligible to be granted stock options under the 1996 Plan. The board of directors or the committees determine the number of shares subject to each stock option. As of the record date, approximately 2,014 employees, including officers, were eligible to participate in the 1996 Plan.

The 1996 Plan imposes a limitation on grants to any optionee in any fiscal year so that the aggregate grants in any one year to any optionee may not exceed 2,000,000 shares per fiscal year; provided, however, that new hires may receive additional stock option grants for no more than 2,000,000 shares in the year they are hired. In addition, there is a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time in any calendar year by an employee.

Terms of Options

Each stock option granted pursuant to the 1996 Plan is evidenced by a written stock option agreement between us and the optionee and is, in general, subject to the following terms and conditions:

Exercise of the Option. The board of directors or the committees determine on the date of grant when stock options may be exercisable under the 1996 Plan.

The form of stock option agreement used under the 1996 Plan for new and existing employees generally provides that a stock option will be exercisable cumulatively as to 25% of the stock option shares at the end of the first year and then monthly in equal amounts until 100% of the stock option shares have vested at the end of four years, so long as employment continues.

Payment for shares issued upon exercise of a stock option may consist of cash, check, promissory note, an exchange of shares of our common stock, any combination of such methods of payment, or such other consideration as determined by the board of directors or the committees and as permitted under the Delaware General Corporation Law.

Exercise Price. The exercise price of stock options granted under the 1996 Plan is determined by the board of directors or the committees, but may not be less than 100% of the fair market value of the common stock on the date the stock option is granted. The 1996 Plan provides that, because our common stock is currently traded on the Nasdaq Stock Market, the fair market value per share shall be the closing price on the Nasdaq Stock Market on the date of grant of the stock option, as reported in The Wall Street Journal.

Termination of Employment. If the optionee’s employment with us is terminated for any reason (other than death, total and permanent disability, or in certain cases, retirement), a vested stock option may generally be exercised within 30 days (or such other period of time as is determined by the board of directors or the committee administering the 1996 Plan at the time of grant of such stock option) after such termination, but in no event later than the date of expiration of the term of such stock option. Further, the optionee may exercise the vested stock option only as to all or part of the shares that the optionee was entitled to exercise at the date of such termination. Generally, a termination is not deemed to occur if an optionee is on an approved leave of absence, or is transferred to a subsidiary or parent of Altera.

Retirement. If an optionee satisfies certain requirements described below, the board of directors or the committee administering the 1996 Plan may, in its sole discretion, grant stock options that may continue to be exercisable following the optionee’s retirement from us, but such period may not extend beyond the date the stock option would otherwise terminate in accordance with its terms pursuant to the option agreement between us and the optionee.

An optionee is eligible for extended exercisability of stock options upon retirement under the 1996 Plan only if he or she: (1) has terminated his or her employment with us after attaining the age of 55 and has completed at least ten years of service as an Altera employee, or (2) has terminated his or her employment with us as a result of disability, regardless of the optionee’s age, has completed ten years of service as an Altera employee, and is eligible for Social Security benefits.

In addition, to be eligible for extended exercisability of stock options upon retirement under the 1996 Plan, an optionee must not have committed certain acts of misconduct, including (1) conduct related to employment for which either criminal or civil penalties may be sought, (2) willful violation of our written policies, (3) any activity that is in competition with us or any parent or subsidiary of Altera, or (4) unauthorized disclosure of our confidential information or trade secrets or the confidential information or trade secrets of any parent or subsidiary of Altera.

Death or Disability. If an optionee is unable to continue his or her employment with us as a result of death, his or her stock options may be exercised at any time within six months from the date of death (but in no event later than the date of expiration of the term of such stock option) to the extent such stock options would have been exercisable on the date six months after the date of the optionee’s death. If an optionee should die after a termination of employment, but before his or her stock options have expired or been exercised, such stock options may be exercised at any time within six months after death (but in no event later than the date of expiration of the term of such stock option) but only to the extent the stock options were exercisable on the date of termination. The board of directors or the committees may in their discretion extend the exercisability, but not the vesting, of such stock options for up to twelve months from the date of death.

If an optionee is unable to continue his or her employment with us as a result of total and permanent disability, and except as otherwise provided above with respect to retirement, his or her stock options may be exercised at any time within three months after termination (or such other period not exceeding twelve months as determined by the board of directors or the committees, but in no event later than the date of expiration of the term of such stock option) to the extent the stock option was exercisable on the date of termination.

Term and Termination of Options. Stock options granted under the 1996 Plan expire ten years from the date of grant, unless a shorter period is provided in the stock option agreement. The current form of option agreement provides for a ten-year term. No stock option may be exercised by any person after the expiration of its term.

Nontransferability of Options. A stock option is not transferable by the optionee, other than by will or the laws of descent and distribution. If the optionee dies, stock options may be exercised by a person who acquires the right to exercise the stock option by bequest or inheritance.

Other Provisions. The stock option agreement may contain such other terms, provisions, and conditions not inconsistent with the 1996 Plan as may be determined by the board of directors or the committee administering the 1996 Plan.

Adjustments Upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment shall be made by the board of directors in the stock option exercise price and in the number of shares subject to each stock option.

In the event of our proposed dissolution or liquidation, we are required to notify each optionee as soon as practicable prior to the effective date of the proposed transaction. The board of directors or a committee may, in its discretion, provide for an optionee to have the right to exercise his or her stock options prior to the transaction and may, in addition, accelerate the exercisability of stock options so as to permit optionees to exercise their stock options to purchase shares of common stock for which the stock options would not otherwise be exercisable. To the extent a stock option has not been previously exercised, it will terminate immediately prior to the proposed liquidation or dissolution.

In the event of a proposed sale of our assets or our merger with or into another corporation, all stock options will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to fully assume all stock options, the optionees shall have the right to exercise stock options prior to such transaction for all shares of common stock subject to such stock options, including shares for which such stock options would not otherwise be exercisable. Stock options will be considered assumed if, following the merger or sale of assets, the option or right granted to the optionee by the purchaser or acquirer confers the right to receive for each share of common stock subject to such stock options the consideration received in the merger or sale of assets in exchange for outstanding shares of the common stock on the date of the transaction; provided, however, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the board of directors or the committee administering the 1996 Plan may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the stock option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of our common stock in the merger or sale of assets.

Amendment and Termination

The board of directors may amend, alter, suspend, or terminate the 1996 Plan, or any part of the 1996 Plan, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 1996 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 Plan without the written consent of the optionee. Unless terminated earlier, the 1996 Plan shall terminate ten years from the date of its approval by our stockholders.

Tax Information

Incentive Stock Options. The Code provides to optionees favorable federal income tax treatment of stock options that qualify as incentive stock options. If a stock option granted under the 1996 Plan is treated as an incentive stock option, the optionee will recognize no income upon grant of the stock option, and will recognize no income upon exercise of the stock option unless the alternative minimum tax rules apply. We will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

Upon the sale of the shares issued upon exercise of an incentive stock option at least two years after the grant of the stock option and one year after exercise of the stock option, referred to as the “statutory holding periods,” any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a “disqualifying disposition”), the optionee will recognize compensation income equal to the excess, if any, of the lower of (1) the fair market value of the stock at the date of the stock option exercise, or (2) the sale price of the stock, over the option price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition. The employee’s basis of the stock issued upon exercise of the option, referred to as the “option stock,” will be increased by the amount of the compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

Different rules may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and the optionee subsequently disposes of such shares prior to the expiration of the statutory holding periods.

Nonstatutory Stock Options. Nonstatutory stock options granted under the 1996 Plan will not qualify for any special tax benefits to the optionee.

An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized.

Upon the sale of the shares issued upon exercise of a nonstatutory stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

During fiscal 2003, we received a tax benefit resulting from tax deductions of approximately $7.5 million with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. During fiscal 2003, we also received a tax benefit resulting from research and development credits of approximately $1.6 million and $743,000 with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. These amounts are in addition to approximately $6.3 million and $17.0 million we received as payment of the exercise price of such options under the 1987 Stock Option Plan and the 1996 Plan, respectively.

Tax Summary. The foregoing summary of the effect of federal income taxation upon the optionee and us with respect to the grant of stock options and purchase of shares under the 1996 Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax implications of an optionee’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the optionee may reside.

Participation in the 1996 Plan

The grant of stock options under the 1996 Plan to executive officers, including NEOs, is subject to the discretion of the board of directors and the compensation committee. Since the 1996 Plan’s inception, Messrs. Daane, Berlan, Sarkisian, Cleage, and Plofsky were granted options to purchase 3,000,000, 2,310,000, 1,780,000, 1,795,000, and 1,020,000 shares, respectively. Since the 1996 Plan’s inception, all current executive officers as a group, including NEOs, and all other employees as a group were granted as of January 2, 2004 options to purchase 10,741,750 and 71,180,115 shares, respectively. During this period, options to purchase an aggregate of 26,608,182 were cancelled. Since the 1996 Plan’s inception, none of our current directors, excluding current or former executive officers, have been granted options to purchase shares under the 1996 Plan. As of January 2, 2004, the weighted average exercise price of outstanding options under the 1996 Plan was $17.36. As of the date hereof, there has been no determination as to future awards under the 1996 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO 1987 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1987 Employee Stock Purchase Plan, referred to as the “1987 Purchase Plan,” to increase by 1,000,000 the number of shares reserved for issuance.

General

The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. The 1987 Purchase Plan as adopted had 200,000 shares of common stock reserved for issuance. Through the years, the board of directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the shares reserved for issuance. Most recently, at the annual meeting in 2003, the stockholders approved an amendment increasing the number of shares reserved for issuance under the 1987 Purchase Plan by an aggregate of 2,000,000 shares to 17,700,000. In January 2004, the board of directors approved an amendment to the 1987 Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 1,000,000, thereby increasing the total number of shares issuable under the 1987 Purchase Plan from 17,700,000 to 18,700,000.

As of the record date, 15,099,147 shares had been issued pursuant to the exercise of options to purchase shares under the 1987 Purchase Plan, and 2,600,853 shares are available for future grant.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. Our board of directors has unanimously approved the proposed amendment and recommends that the stockholders vote “FOR” such amendment.

Essential Features of the 1987 Purchase Plan

General

The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

The 1987 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 1987 Purchase Plan is to provide our employees, including the employees of any of our subsidiaries designated by the board, with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The 1987 Purchase Plan may be administered by our board of directors or a committee of board members appointed by the board of directors. Once appointed, the members of the committee shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1987 Purchase Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants to the full extent provided by law. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for administering the 1987 Purchase Plan. Currently, John P. Daane is the sole member of the committee that administers the 1987 Purchase Plan.

Eligibility

Any person, including an officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date shall be eligible to participate in the 1987 Purchase Plan. An offering date is the first trading day of a given offering period. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan:

•	that would permit the participant’s rights to purchase stock under all of our employee stock purchase plans and those of our subsidiaries to accrue at a rate that exceeds $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time; or

•	if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to 5% or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries.

For purposes of the 1987 Purchase Plan, the employment relationship will be treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, where the period of leave exceeds 90 days and the participant’s right to reemployment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 1987 Purchase Plan on the 91st day of such leave.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the 1987 Purchase Plan exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro rata allocation of the available shares shall be made in as uniform and as equitable a manner as is practicable.

As of the record date, approximately 2,014 employees were eligible to participate in the 1987 Purchase Plan.

Enrollment in the Plan

Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the 1987 Purchase Plan until the commencement of the next offering period.

Offering Periods; Purchase Periods

Typically, the 1987 Purchase Plan is implemented by consecutive, overlapping twelve-month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year and terminating on the trading day on or before April 30 and October 31. Each twelve-month offering period generally includes two six-month purchase periods. In the future, the board of directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the 1987 Purchase Plan is 85% of the lower of the fair market value of a share of our common stock on (1) the first trading day of the offering period, or (2) the last trading day of the purchase period. If the fair market value at the end of any purchase period is less than the fair market value at the beginning of the offering period, each participant will be automatically withdrawn from the current offering period following the purchase of shares on the purchase date and will be automatically re-enrolled in the immediately following offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on the Nasdaq Stock Market, the fair market value of a share of our common stock on a given date shall be the closing price on the Nasdaq Stock Market, on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed 10% of a participant’s eligible compensation received on each pay day. The aggregate of such payroll deductions during the offering period cannot exceed 10% of his or her aggregate eligible compensation during such offering period up to a maximum of $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year. Eligible compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive payments, bonuses, or other compensation.

Payroll deductions shall commence on the first pay day following the first day of the offering period and shall continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest shall accrue on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions under the 1987 Purchase Plan without withdrawing amounts previously contributed. A participant may increase his or her rate of payroll deductions only for a subsequent offering period and may not increase his or her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan shall be granted an option to purchase up to a maximum of 10,000 shares of our common stock during each purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions at the end of the purchase period by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan. For future offering periods, the board of directors may increase or decrease, in its absolute discretion, the maximum number of shares of our common stock that may be purchased during each purchase period of the offering period.

Exercise of Options

Unless the participant’s participation is discontinued, each participant’s option for the purchase of the maximum number of full shares will be exercised automatically at the end of the purchase period at the applicable price.

Withdrawal

A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. All of the participant’s payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, his or her option for the current period will automatically terminate, and no further payroll deductions for the purchase of shares will be made during the offering period.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan that we may adopt.

Termination or Interruption of Employment

Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will be automatically terminated.

Adjustments upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering periods then in progress will be shortened and a new exercise date will be set. The board of directors shall notify the participant at least ten days prior to the new exercise date that the exercise date has been changed and that the participant’s option will be exercised automatically, unless the participant has withdrawn from the offering period prior to the new exercise date. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option will be assumed or substituted for by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

Amendment and Termination of the Plan

The board of directors may at any time or from time to time amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder approval and without regard to whether any participant rights may be adversely affected, the board of directors may (1) change the offering periods, (2) limit the frequency and/or number of changes in the amount withheld during an offering period, (3) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (4) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, (5) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and (6) establish such other limitations or procedures that the board of directors determines, in its sole discretion, are advisable and that are consistent with the 1987 Purchase Plan.

The 1987 Purchase Plan shall continue in effect until terminated as described above.

Tax Information

The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) 15% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Participation in the 1987 Purchase Plan

Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF

INDEPENDENT ACCOUNTANTS

At the annual meeting, the stockholders are being requested to ratify the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to audit our financial statements for the fiscal year ending December 31, 2004. We expect that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the audit committee’s selection of our independent auditors for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the audit committee may reconsider its selection. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL FIVE—STOCKHOLDER PROPOSAL TO ESTABLISH A POLICY OF EXPENSING FUTURE STORK OPTION GRANTS

The International Brotherhood of Teamsters Affiliates Pension Plan (“Teamsters”), 25 Louisiana Avenue, N.W., Washington, D.C. 20001, has submitted a stockholder proposal to Altera and requested that it be included, along with the Teamsters’ supporting statement, in our 2003 proxy statement. As of the record date, the Teamsters beneficially owned at least the minimum number of shares of Altera common stock necessary to include a proposal in our proxy statement. The proposal is quoted verbatim below under the heading “Teamsters’ Proposal.”

Altera’s board of directors opposes the adoption of the resolution proposed below and asks stockholders to carefully read Altera’s response, which follows under the heading “Altera’s Statement of Opposition.”

Our board recommends a vote “AGAINST” Proposal No. 5.

Teamsters’ Proposal

RESOLVED: That the stockholders of Altera Corporation (“Altera” or “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

SUPPORTING STATEMENT: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (See: Financial Accounting Standards Board Statement 123.) Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of Altera’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value. Financial experts agree:

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2003:

“There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their stockholders that options are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?”

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ Union Pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s.

We urge your support FOR this important reform.

Altera’s Statement of Opposition

The board of directors has carefully considered the proposal submitted by the Teamsters and, for the reasons set forth below, does not believe that it is in the best interests of our stockholders to record stock option expense in Altera’s income statement at this time.

Altera already provides comprehensive disclosure regarding its stock option grants, and stockholders have control over the rate of dilution.

Under current accounting rules, a company may choose whether or not to include stock option grants on its income statement as an expense. Inclusion of the “expense” associated with option grants in the income statement is referred to as the “fair value” method. If a company chooses not to expense options in its income statement, it must disclose in the notes to its financial statements the impact that expensing such options would have on reported earnings (the “intrinsic value” method). Altera, like the vast majority of public companies, uses the intrinsic value method of reporting. To help investors fully understand the nature and impact of our stock option program, we provide additional voluntary disclosures in the Management’s Discussion and Analysis section of our quarterly and annual financial reports. You can find this information on pages 42-44 of the Company’s annual report that was included with your proxy statement. We believe that our current accounting and disclosures fairly present the economic effect of stock options on the company and our stockholders.

In addition, it has long been Altera’s practice to secure stockholder approval of our stock option plans and any increases in shares reserved for issuance. Stockholders have the ability to vote against such increases and, therefore, control the dilution of Altera stock. This is yet another reason why expensing stock options is unnecessary.

Adopting this proposal now is premature.

There is considerable, and ongoing, debate regarding the proper accounting treatment for stock options. The issue is currently under review by the Financial Accounting Standards Board (“FASB”) and the debate may soon be resolved. Indeed, FASB announced recently that it expects to issue draft rules in March 2004 and final rules by late 2004. Thus, the board of directors believes that it is in the best interest of our stockholders to await consensus and/or direction from the FASB prior to implementing any material change. Notably, the current method of determining the “fair value” of an option grant that is promoted under current accounting regulations is called the “Black-Scholes” method, whereas recent deliberations of the FASB indicate that any new rules are likely to promote the use of a different method. Thus, the adoption of a fair value approach to expensing options at this time may result in successive changes in accounting methods after new rules are issued, which will only add confusion and lack of clarity to our financial statements.

In addition to the FASB’s deliberations, there are currently two federal legislative proposals that are being considered to limit FASB action and/or require that further study be completed before FASB acts. It would be premature to change Altera’s accounting practices before the deliberations of Congress and the standards-setting bodies have concluded and new rules, if any, are issued.

Adopting this proposal would place Altera and its investors at a disadvantage.

Although a number of companies have recently decided to expense stock options, the overwhelming majority has not done so. If we were to expense the “fair value” of stock options in our income statement at a time when our competitors provide this information only in the notes to their financial statements, it would be more difficult for stockholders to compare our financial performance to that of our primary competitors or other companies in our peer group. At a time when the public seems to be demanding consistency in financial reporting and more ease in comparing companies’ financial statements, we believe that adopting the Teamsters’ proposal could have the opposite effect.

In addition, we believe that our ability to attract and retain employees could be adversely affected if we are required to expense options. Option grants are an important component of our compensation package and are granted to employees at all levels of the organization—not just senior executives. We believe that our use of stock options has been consistent with the practices of all other similarly situated companies, including those with which we compete to attract and retain the talent that is crucial to our success. The competitiveness of our compensation program, and thus our ability to attract and retain employees, could be adversely affected if we were required to reduce stock option awards below market levels in order to reduce compensation expense resulting from the expensing of stock option awards.

Inclusion of a measure of a non-cash “expense” in our income statement will distort true results.

We believe that investors are generally ill-served by inclusion of items in the income statement that do not relate to historical or anticipated future cash flows. The cash flows associated with options granted to employees are either zero or positive because when an option is exercised, the company receives cash in the amount of the exercise price and in the case of “non-qualified options,” the type issued by Altera, a reduction in tax payments. Under the fair value method of accounting, it is entirely possible for a company to increase revenue, satisfy all of its financial obligations, and even pay continuing dividends without ever reporting a profit.

We believe that the real economic cost of employee stock options to stockholders is dilution of their ownership interest in the company—and that this should not be accounted for as if it were a reduction in the company’s earnings. The treasury stock method of accounting, currently mandated for all public companies in the United States, does account for dilution of in-the-money options, and the supplementary information that we provide in our financial statements gives investors adequate data to estimate the potential future dilution associated with all outstanding option grants.

There are serious shortcomings in the valuation methodologies used to value stock options under the fair value method proposed, which would lead to distortions in our income statement.

We believe there are serious shortcomings in the methodologies that companies can use to value employee stock options. One of the most widely used methods, the Black-Scholes model, was developed to value short-term, publicly traded options and warrants. It was never intended to be used to value employee stock options, which are not freely tradable and have unique attributes that are not contemplated by the Black-Scholes model. For example, stock options have longer terms (generally ten years), vesting and forfeiture provisions, and are non-transferable. The valuation determined through the use of the Black-Scholes model is also highly dependent on subjective estimates such as stock price volatility.

In order to illustrate the inappropriateness of using the Black-Scholes model to value stock options, consider this: Had we expensed options in fiscal 2003 using the Black-Scholes model, we would have recorded an additional compensation expense of over $85 million, $24 million of which relates to stock options that were “under water” (i.e., had an exercise price that was higher than the fair market value of our common stock on the last day of our fiscal year, January 2, 2004).

The distortions created by use of the fair value method may thwart meaningful comparisons of financial results between companies or analysis of a company’s performance over time. This is because the methods to measure the “expense” associated with option grants that are currently required or under discussion consider a company’s share price, expected share price volatility, expected employee termination rates, expected holding periods for the option, market interest rates, and other factual data and projections. Thus, under the fair value method two companies with identical revenues, cash expenses, and even option grants could report significantly different financial results merely as a result of different share prices or projections about future events not generally considered relevant measures of a company’s financial performance. Moreover, the same company issuing equal amounts of options each year will likely record different amounts of option expense each year simply as a result of share price and market interest rate movements.

In short, at this time we do not believe that it is in the best interests of stockholders to change our accounting treatment of stock options, although we will continue to evaluate this approach in light of ongoing developments and industry actions.

For the reasons described above, we recommend that stockholders vote AGAINST this proposal.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with EquiServe may vote those shares telephonically by calling EquiServe at (877) 779-8683 (within the U.S. and Canada only, toll-free), or via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/altr).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

DELIVERY OF VOTING MATERIALS

To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and our 2003 annual report, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at: (408) 544-7000 or by writing us at: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

ANNUAL REPORT

Our 2003 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2003, has been mailed to stockholders along with this proxy statement. If you have not received or had access to our annual report, please call Investor Relations at (408) 544-7000, and a copy will be sent to you.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2005 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no earlier than October 9, 2004 and no later than December 8, 2004. Such proposal should be sent to our Secretary at 101 Innovation Drive, San Jose, California 95134. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

If a stockholder wishes to present a proposal before the 2005 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must give written notice to us at the address noted above. The notice must be submitted by February 21, 2005 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder submits a proposal after February 21, 2005, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2005 annual meeting.

It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

Dated: March 30, 2004

Altera Corporation, The Programmable Solutions Company®, is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices (PLDs). Altera® PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits (ASICs). Today’s high-density PLDs, used in concert with Altera’s desktop software design tools and optimized intellectual property (IP) building blocks, help electronic system manufacturers shorten time-to-market and reduce development costs. Altera serves over 14,000 customers in four primary market segments: communications, industrial, consumer, and computer and storage. Altera common stock is traded on The Nasdaq Stock Market under the symbol ALTR. Altera’s web site is located at http://www.altera.com.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

ALTERA CORPORATION

PROXY FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ALTERA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2004, and hereby appoints John P. Daane and Nathan M. Sarkisian and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of ALTERA CORPORATION, to be held on Tuesday, May 11, 2004 at 2:00 p.m., local time at 101 Innovation Drive, San Jose, California, and any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

ALTERA CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/altr

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

X Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4, AND AGAINST ITEM 5.

1. Election of directors.

Nominees: (01) John P. Daane; (02) Robert W. Reed;

(03) Charles M. Clough; (04) Robert J. Finocchio, Jr.;

(05) Kevin McGarity; (06) Paul Newhagen;

(07) William E. Terry; (08) Susan Wang

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

For all nominees except as noted above

2. To approve an amendment to the 1996 Stock Option Plan to increase by 12,000,000 the number of shares of common stock reserved for issuance under the plan.

3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

FOR AGAINST ABSTAIN

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

FOR AGAINST ABSTAIN

5. To consider a shareholder proposal to expense stock option grants issued by the company.

6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the power of said attorneys-in-fact hereunder.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature: Date: Signature: Date: